Free writing prospectus dated August 15, 2024
Filed pursuant to Rule 433 of the Securities Act of 1993, as amended
Relating to Preliminary Prospectus dated August 7, 2024
Registration No. 333-275498

Samfine Creation Holdings Group Limited (Proposed Nasdaq Symbol: SFHG) August 2024 Free writing prospectus dated August 15, 2024 Filed pursuant to Rule 433 of the Securities Act of 1993, as amended Relating to Preliminary Prospectus dated August 7, 2024 Registration No. 333 - 275498

Forward - Looking Statement This presentation includes statements that are, or may be deemed, “forward - looking statements” . In some cases, these forward - looking statements can be identified by the use of forward - looking terminology, including the terms ”believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the printing industry in Hong Kong and the PRC . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter time lines than anticipated . Although it is believed that there is a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that the actual results of operation, financial condition and liquidity, and the development of the industries in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the preliminary prospectus contained in the registration statement on Form F - 1 initially filed with the Securities and Exchange Commission (the “SEC”) on November 13 , 2023 , as amended thereafter, for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward - looking statements after the date here of to conform the statements to actual results or changed expectations except as required by applicable law . You should read carefully the factors described in the "Risk Factors“ section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward - looking statements . Industry and Market Data In this presentation, we rely on and refer to information and statistics regarding the sectors in which we compete and other industry data . We obtained this information and statistics from third - party sources . We have supplemented this information where necessary with our own internal estimates, taking into account publicly available information about other industry participants and our management’s best view as to information that is not publicly available . 2 Note : See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss .

Free Writing Prospectus Statement This free writing prospectus relates to the proposed initial public offering of the ordinary shares (the "Ordinary Shares"), par value US $ 0 . 0000625 per share, of Samfine Creation Holdings Group Limited (the "Company"), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1926792 / 000121390024066149 /ea 0200200 - 06 . htm This presentation highlights basic information about the Company and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov/ . Alternatively, we or our underwriter will arrange to send you the Registration Statement if you contact Cathay Securities Inc . , 40 Wall Street, Suite 3600 , NY, NY 10005 USA, or via email at shell . li@cathaysecurities . com or telephone at 929 - 842 - 7777 . 2 Note : See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss .

Offering Summary Samfine Creation Holdings Group Limited Issuer Ordinary Shares Security SFHG Proposed Nasdaq Capital Market Symbol 18,000,000 Ordinary Shares Share Outstanding Prior to Completion of Offering 2,000,000 Ordinary Shares Number of Shares Being Offered US$4.0 to US$5.0 Offering Price per Share US$8,000,000 - US$10,000,000 Offering Size 20,000,000 Ordinary Shares assuming no exercise of the underwriters’ over - allotment option 20,300,000 Ordinary Shares assuming full exercise of the underwriters’ over - allotment option Number of Ordinary Shares Outstanding After Offering Approximately 35% - Strengthening of the Group’s operating subsidiaries’ printing business in Hong Kong and expanding market presence in other international markets in particular the U.S. Approximately 35% - Purchasing machinery and improving and upgrading the Group’s operating subsidiaries’ production equipment to enhance level of automation Approximately 30% - Additional working capital and other general corporate purposes Use of Proceeds Cathay Securities Inc. Underwriter 3 Note : See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss .

Table of Contents 1. Company Overview 2. Competitive Strengths 3. Growth Strategies 4. Management and Directors 5. Financials 4

1 Company Overview

a 7 One - stop Printing Service Provider in Hong Kong and the PRC High quality and speedy printing services Strong reputation Broad range of paper related products Our customers are principally book traders in HK, whose clients are mainly located in the U.S. and Europe Stringent and comprehensive quality control system a Book products Novelty & packaging products Note : See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss .

7 Corporate Structure Samfine Creation Holdings Group Limited (“SFHG”) (Cayman Islands) New Achiever Ventures Limited (“New Achiever”) (BVI) Samfine Creation Limited (“Samfine HK”) (Hong Kong) SAMFINE Printing (Shenzhen) Co., Ltd. (“Samfine SZ”) (PRC) Shenzhen Samfine Cloud Printing Technology Limited (“Samfine SZ Technology”) (PRC) 100% 100% Outside the PRC 100% Inside the PRC 100% Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

8 Steady growth of demand for printed books Growth Drivers and Entry Barriers of Book Printing and Other Print Materials Market in Hong Kong and the PRC Growth Drivers Entry Barriers Evolving technology in book printing and design Ease of access to books and printing services Emergence of self - publishing services High initial capital investment Industry know - how and experience Relationship with major clients and suppliers Book printing & other print materials market Note : See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss .

2 Competitive Strengths

10 Customized and Personalized Products to Satisfy Customer Needs at Competitive Prices Enhance production cost - effectiveness, functionality and quality of finished products Customized & Personalized P roducts Layout Binding Finishing r equirements Printing Color Use of m aterials Color - mix Product d esigns Printing Solution Consultation Note : See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss .

Long - established Reputation and Long - standing Business Relationship with Reputable Customers Backed by Competent Management 11 Strong focus on the quality control High standard and reliable services Solid understanding of customers’ specific needs Maintain long - standing business relationship with key customers and compete for new business Well - established reputation In - depth industry knowledge Long operational history Experienced and competent management Note : See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss .

3 Growth Strategies

v 13 Growth Strategies Enhance production efficiency and level of automation Selectively pursue acquisitions and strategic investments Strengthen sales and marketing efforts and expand customer base Purchase technologically advanced equipment Recruit additional sales and customer service personnel Further enhance customer services Target small - scaled printing houses or book traders in the U.S. and Europe Enhance the market share Bring synergic effect Produce high quality printing products Offer competitive pricing Expand market presence to international markets in particular the U.S. Note : See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss .

4 Management & Directors

15 Management & Directors Mr. Wing Wah Cheng, Wayne Chief Executive Officer, Director and chairman of the board of directors • Over 25 years of experience in the printing industry • Responsible for the day-to-day administrative and operational management of the Group Ms. Meifang Chen Chief Financial Officer • Over 13 years of experience in accounting • Obtained a bachelor’s degree in accounting Ms. Kwan Hung Cheng Director • Over 12 years of experience in the printing industry • Responsible for corporate and business development Mr. Sum Chin Cheung Independent Director Nominee* • Over 10 years of experience in the fields of accounting and auditing • Member of the Hong Kong Institute of Certified Public Accountants Mr. Chi Kit Lau Independent Director Nominee* • Over 20 years of experience in the banking and finance industry • Obtained bachelor’s degree in business administration Mr. To Wai Suen Independent Director • Over 15 years of experience in accounting and finance • Practicing member of the Hong Kong Institute of Certified Public Accountants * Mr. Sum Chin Cheung and Mr. Chi Kit Lau have accepted appointments to be our directors, effective immediately prior to the ef fectiveness of our registration statement of which this prospectus is a part. Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss .

5 Financials

17 Financials Revenue HK$ FY2022 FY2023 Sales of book products Sales of novelty and packaging products 53,641,929 63,623,667 59,052,540 70,016,637 129,069,177 For the year ended December 31 (Audited) Note : See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . 117,265,596

Financials FY2022 FY2023 31,359,864 27,719,524 Gross Profit & Gross Profit Margin FY2022 FY2023 3,651,536 Net Profit (Loss) & Net Profit Margin HK$ HK$ For the years ended December 31 (Audited) For the years ended December 31 (Audited) 21.5% 26.7% 2.8% 18 (3,386,868) Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.ay be speculative, illiquid and there is a risk of loss. 117,265,596

Contact Us At the Company Samfine Creation Holdings Group Limited Tel : +852 3589 1500 Address: Flat B, 8/F, Block 4, Kwun Tong Industrial Centre, 436 - 446 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong Underwriter Cathay Securities Inc. Tel: 929 - 842 - 7777 Address: 40 Wall Street, Suite 3600, NY, NY 10005 USA 19